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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                  METROPOLITAN MORTGAGE & SECURITIES CO., INC.


                                    ARTICLE I

     The name of this corporation is and shall be: Metropolitan Mortgage & Securities Co., Inc.

                                   ARTICLE II

     The purpose of this corporation is and shall be to engage in any lawful act or activity for which corporations may be organized under the Washington Business Corporation Act.

                                   ARTICLE III

     The period of duration of this corporation shall be perpetual.

                                   ARTICLE IV

     The location of the registered office of this corporation shall be 601 W. First Avenue, Spokane, Washington, the post office address of such office shall be P.O. Box 2162, Spokane, Washington 99201.

                                    ARTICLE V

AUTHORIZED CAPITAL STOCK

     The capital stock of the corporation shall consist of 444 shares of common stock and 24,325,000 shares of preferred stock and shall consist of the following:

1.   Class A Common Stock

          No. of Authorized Shares:     222
          Par Value per Share:          $2,250.00

2.   Class B Common Stock

          No. of Authorized Shares:     222
          Par Value per Share:          $2,250.00

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3.   Preferred Stock, Series A

          No. of Authorized Shares:     750,000
          Par Value per Share:          $1.00

4.   Preferred Stock, Series B

          No. of Authorized Shares:     200,000
          Par Value per Share:          $10.00

5.   Preferred Stock, Series C

          No. of Authorized Shares:     1,000,000
          Par Value per Share:          $10.00

6.   Preferred Stock, Series D

          No. of Authorized Shares:     1,375,000
          Par Value per Share:          $10.00

7.   Preferred Stock, Series E

          No. of Authorized Shares for Series E-1 through E-6:   5,000,000
          Par Value per Share:                                   $10.00

          No. of Authorized Shares for Series E-7:               10,000,000
          Par Value per Share:                                   $2.50

8.   Preferred Stock, Series G

          No. of Authorized Shares:     2,000,000
          Par Value per Share:          $10.00

9.   Preferred Stock, Series H

          No. of Authorized Shares:     3,000,000
          Par Value per Share:          $10.00

10. The capital stock of the corporation shall include an additional class of stock designated subordinate preferred stock and consisting of 1,000,000 shares with no par value.

     The preferences, limitations and relative rights of each series of capital stock shall be those required by law, and as set forth below or as determined from time to time by the Board of Directors. In the event the preferences, limitations and relative rights set forth below conflict with or are different from those set forth in the Statement of Rights, Designations and

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Preferences related to that series of stock, the Statement of Rights,
Designations and Preferences shall control.

VOTING RIGHTS

     Holders of Class A Common Stock shall be entitled to one vote for each and every share of such stock standing in the holder's name at any and all meetings of the stockholders of the corporation.

     Holders of Class B Common Stock and of Preferred Stock, Series A, B, C, D, E, G, H and subordinate preferred stock, or any sub-series thereof hereby or hereafter authorized shall have no voting rights except as may be required by applicable federal or state law or regulation and as shall be set forth in any resolution of the Board of Directors of the corporation authorizing the issuance of any of such stock and establishing the relative rights and preferences thereof as permitted by these Articles of Incorporation as from time to time amended and/or restated.

DIVIDEND AND OTHER RIGHTS

     The holders of Preferred Stock, Series A, shall be entitled to receive cumulative dividends thereon from the date of issuance of said Preferred Stock Series A, at the rate of 8-1/2% per annum and no more, payable out of the earned surplus profits of the corporation quarterly before any dividend is payable or set apart to Class A Common Stock or Class B Common Stock.

     The corporation may at any time, or from time to time, as may be permitted under the laws of the State of Washington, redeem and retire the whole or any part of its Preferred Stock, Series A, by paying to the holders thereof in cash $1.3333 per share and all accrued unpaid dividends thereon at the date fixed for redemption. At least thirty (30) days notice of each such redemption shall be given to the holders of record of the stock to be redeemed by mailing such notice to the last known address of such stockholders as shown in the corporate records. The amounts redeemed and the priority of redemption shall be determined by the Board of Directors.

     Holders of Preferred Stock, Series B shall be entitled to receive monthly cumulative variable rate dividends thereon from the date of issuance of said stock payable out of the earned surplus profits of the corporation before any dividend is payable or set apart to holders of common stock. The monthly dividend rate shall be equal to two percentage points over the rate payable on six month U.S. Treasury Bills as determined by the treasury bill auction last preceding the monthly dividend declaration date.

     Holders of Preferred Stock, Series B shall be entitled to convert such stock, at such times and upon such terms as the Board of Directors shall hereafter authorize, to any other series of preferred stock authorized pursuant to these Articles, except Preferred Stock, Series A. The corporation shall have the right to call and repurchase, at any time, all of the issued and outstanding shares of Preferred Stock, Series B upon thirty days written notice to holders of

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record, by payment therefor in the amount of $10.50 per share as of the date of issuance of said shares reduced proratably to $10.20 per share as of the date five years from the date of issuance.

     Holders of Preferred Stock, Series C, D, E, G and H shall be entitled to such dividend and other rights, and subject to such conditions, as are set forth in the respective Statement of Rights, Designations and Preferences related to each series or sub-series.

     Holders of Subordinate Preferred Stock shall be entitled to receive dividends at such time and at such rates and under such conditions as shall be authorized by resolution of the Board of Directors prior to issuance of any shares thereof. Provided, however, that any such dividend rights shall at all times be subordinate and junior to the dividend rights of Preferred Stock Series A, B, C, D, E, G and H, and any sub-series thereof, as heretofore or hereafter established in these Articles or by the Board of Directors as authorized herein.

RIGHTS OF LIQUIDATION

     In the event of liquidation or dissolution of the corporation, whether voluntary or involuntary, the holders of preferred stock of all series, after debts have been paid, shall be entitled to be paid in full the liquidation preferences thereof before the Class A Common stockholders or Class B Common stockholders shall be entitled to participate in such liquidation or dissolution. After the preferred stockholders have received their liquidation preferences as provided in these Amended Articles of Incorporation and/or the Authorizing Resolutions creating the respective series of preferred stock then the holders of any preferred stock which has a liquidation preference less than the amount for which such stock was sold by the corporation shall be entitled to receive the difference between such liquidation preference and the amount for which such stock was sold. Subordinate Preferred Stock shall be entitled to such distributions in liquidation in such priority as shall be established by the Board of Directors by resolution prior to issuance of any shares thereof. Provided, however, that such liquidation rights shall at all times be subordinate and junior to the liquidation rights of Preferred Stock Series A, B, C, D, E, G and H as heretofore or hereafter established in these Articles or by the Board of Directors as authorized herein. After the preferred stockholders have been paid as provided above, the holders of Class B Common Stock shall be entitled to be paid in full on the basis of the amount which was paid for each such share by the shareholder to the corporation at the time such share was originally issued. After the holders of preferred stock and Class B Common Stock have been fully paid as provided above, holders of Class A Common Stock shall be entitled to be paid the par value thereon. In the event there is a surplus remaining after payment of stockholders in full as provided above, the said surplus shall be divided equally between all Class A and Class B Common Stock shares.

GENERAL

     Shares of stock which are reissued for any reason shall have the liquidation and dissolution rights of the original shares for which they were issued.

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     The Board of Directors is expressly vested with the authority to the extent not set forth herein to establish sub-series of Preferred Stock, Series E, G and H, the amounts thereof and to fix and determine, or to amend, the relative rights and preferences of the shares of any sub-series so established or which may be wholly unissued.

     Subject to the limitations and provisions herein set forth, the Board of Directors is expressly vested with the authority to adopt and establish the relative rights, preferences, terms and conditions of Subordinate Preferred Stock, including without limitation, provisions for the redemption of such stock or any part thereof, conversion rights and to establish sub-series of such class of stock not inconsistent herewith.

     Unless otherwise specified in the Statement of Rights, Designations and Preferences with respect to a series of capital stock of the corporation, holders of shares of capital stock of the corporation shall not have preemptive rights to acquire the corporation's unissued shares.

                                   ARTICLE VI

     The amount of paid-in capital with which this corporation began business was the sum of Five Hundred Dollars ($500.00).

                                   ARTICLE VII

     The number of directors of this corporation shall be a minimum of one (1); the number, qualifications, terms of office, manner of election, time and place of meetings, and the powers and duties of directors shall be such as are prescribed by the Bylaws of the corporation.

                                  ARTICLE VIII

     Authority to make Bylaws for this corporation is hereby expressly vested in, the Board of Directors of this corporation, subject to the power of the stockholders to change or repeal such Bylaws.

                                   ARTICLE IX

     Any person made a party to any civil or criminal action, suit or proceeding by reason of the fact that he, his testator or intestate is, or was, a director, officer or employee of this corporation or of any corporation which he served as such at the request of this corporation shall be indemnified by the corporation against the reasonable expenses, including, without limitation, attorney's fees and amounts paid in satisfaction of judgment or in settlement, other than amounts paid to the corporation by him, actually and necessarily incurred by or imposed upon him in connection with, or resulting from the defense of such civil or criminal action, suit or proceeding, or in connection with or resulting from any appeal therein, except in relation to matters as to which it shall be adjudged in such civil or criminal action, suit or proceeding that such director, officer or employee is liable by reason of his willful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. In the case of a criminal

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action, suit or proceeding, a conviction (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial) shall not, of itself, be deemed an adjudication that such director, officer or employee is liable for negligence or misconduct in the performance of his duties to the corporation. Such right of indemnification shall not be exclusive of any other right which any such director, officer or employee of the corporation, and any such other person mentioned above, may have or hereafter acquire and, without limiting the generality of such statement, any such director, officer, employee or other person shall be entitled to any rights of indemnification under any Bylaw, agreement, vote of stockholders, provisions of law or otherwise, as well as any rights under this Article.

     IN WITNESS WHEREOF, the undersigned have executed this document as of this 26th day of November, 2001.


                                        /s/ C. Paul Sandifur, Jr.
                                        ----------------------------------------
                                        C. Paul Sandifur, Jr., President


                                        /s/ Reuel Swanson
                                        ----------------------------------------
                                        Reuel Swanson, Secretary




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